EXHIBIT 99.1

MTS Systems Corporation
Executive Variable Compensation (EVC) Plan
2011 Performance Goals

The Board of Directors of MTS Systems Corporation has established the Performance Goals for the fiscal year 2011 Performance Period with the relative weighting indicated. They are as follows:

Earnings Per Share (30%);
Earnings Before Interest and Taxes (30%);
Revenue (25%); and
Working Capital Rate to Revenue (15%).